EXHIBIT 99.1

IRADIMED CORPORATION Named a 2023 Best Small Company in America by Forbes
Winter Springs, Florida, May 10, 2023 – IRADIMED CORPORATION (the “Company”) (NASDAQ: IRMD), was recently named on Forbes’ latest list of America’s Best Small Companies for 2023. Iradimed is a leader in the development of innovative magnetic resonance imaging (“MRI”) medical devices and the only known provider of a non-magnetic intravenous (“IV”) infusion pump system, and non-magnetic patient vital signs monitoring systems that are designed for use during MRI procedures.
To find the 100 best performers, Forbes used data from FactSet to compile its annual list of America’s Best Small Companies. Forbes screened more than 1,000 companies with a market value between $300 million and $2 billion to find 541 companies that had both positive sales growth over the past 12 months and a share price of at least $5. Financial institutions, REITs, utilities, royalty trusts, and limited partnerships were excluded, as were companies that have been public for less than one year. The ranking is based on earnings growth, sales growth, return on equity, and total stock return for the latest 12 months available and over the last five years.
"I am incredibly honored and proud that Iradimed has been named one of America’s Top 100 Small Companies by Forbes,” said Roger Susi, President and Chief Executive Officer of the Company. “This recognition is a testament to the hard work and dedication of our entire team, and we are grateful for the support of our customers and shareholders. We remain committed to delivering unique patient safety devices to our customers, exceptional value to our shareholders, and driving sustained growth for our business."
About IRADIMED CORPORATION
IRADIMED CORPORATION is a leader in the development of innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market, and distribute MRI-compatible medical devices and accessories, disposables, and services relating to them.
We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.
Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The Iradimed 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The Iradimed 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the Iradimed 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The Iradimed 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.
For more information please visit www.iradimed.com.
Media Contact:
IRADIMED CORPORATION
(407) 677‑8022
InvestorRelations@iradimed.com